Exhibit 10.1.13

GREAT PLAINS ENERGY INCORPORATED

NONQUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made this ___ day of _______, 200_, by and between GREAT PLAINS ENERGY INCORPORATED (the "Company") and______________ (the "Optionee").

WITNESSETH

WHEREAS, all capitalized terms used herein shall have the respective meanings set forth in the Company's Long-Term Incentive Plan (the "Plan"); and

WHEREAS, the Optionee is now employed by the Company in a key capacity, and the Company desires to (i) encourage the Optionee to acquire a proprietary and vested long-term interest in the growth and performance of the Company, (ii) provide the Optionee with an incentive to enhance the value of the Company for the benefit of its customers and shareholders, and (iii) encourage the Optionee to remain in the employ of the Company as one of the key employees upon whom the Company's success largely depends;

NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

1.            GRANT. The Company hereby grants to Optionee, pursuant to the terms and conditions of this Agreement and the Plan, a nonqualified Stock Option (the "Option") and Limited Stock Appreciation Right (the "Right") in tandem with the Option for and with respect to 20,000 shares of the Company's Common Stock, to be exercised as hereinafter provided.

2.            TERMS AND CONDITIONS. It is understood and agreed that the Option and Right evidenced hereby are subject to the following terms and conditions:

a.	Option Period. The Option and the Right shall expire ten years from the date hereof.

b.
Exercise of Option. The Option may be exercised at any time after three years from the date hereof, in whole or in part, prior to its termination at a purchase price of $24.90 per share (the Fair Market Value of the Common Stock on the date hereof). Any exercise shall be accompanied by written notice specifying the number of shares as to which the Option is being exercised. A partial exercise of the Option shall not affect the exercisability of the balance of the Option. Upon the exercise or expiration of all or part of the Option, a corresponding portion of the Right shall expire.

c.
Payment of Purchase Price Upon Exercise. At the time of any exercise of the Option, the purchase price therefor shall be paid in cash, by delivery of previously-owned shares of Common Stock or any combination thereof. If  Common Stock is used in full or partial payment of the Option Price, it shall be valued at the Fair Market Value on the date the Option is exercised.

d.
Termination of Option. The Option shall cease to be exercisable at the earliest of (i) the Optionee's purchase of the Common Stock to which the Option relates, (ii) the automatic exercise of a related Right, or (iii) the lapse of the Option as set forth in Section Eight(F) of the Plan.

e.
Limited Stock Appreciation Right. In the event of a Change in Control as defined in Section Eleven of the Plan, the Company shall pay to the Optionee the cash value of the Right as provided for in the Plan. Upon payment of the Right, the Option shall expire.

f.
Non-transferability. Neither the Option nor the Right shall be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of the Employee Retirement Security Act, or the rules thereunder.

3.             OPTIONEE BOUND BY PLAN. Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions thereof.

4.             NOTICES. Any notice hereunder to the Company shall be addressed to the

Office of the Corporate Secretary.

GREAT PLAINS ENERGY INCORPORATED

By:______________________________________
                        Compensation Committee Chairman

______________________________

Optionee